UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMERINST INSURANCE GROUP, LTD.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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AmerInst Insurance Group, Ltd.

c/o Cedar Management Limited

25 Church Street, Continental Building

P.O. Box HM 1601

Hamilton, HM GX, Bermuda

NOTICE OF ANNUAL GENERAL MEETING

May 31, 2012

Notice is hereby given that the Annual General Meeting of AmerInst Insurance Group, Ltd. will be held at Newstead Belmont Hills Resort, 27 Harbour Road, Paget, Bermuda, on Thursday, May 31, 2012, at 10:00 a.m., local time (the “Annual General Meeting”), for the following purposes:

1.	To consider and act upon the nomination of Thomas B. Lillie for election as a director with a three-year term;

2.	To ratify the appointment of Deloitte & Touche Ltd. as our independent auditor for fiscal year 2012; and

3.	To transact such other business as may properly come before the Annual General Meeting or any adjournment thereof.

You can vote at the Annual General Meeting in person or by proxy if you were a shareholder of record on April 9, 2012. Copies of our proxy statement, a proxy card and our annual report accompany this notice. It is important that your shares are represented at the Annual General Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you complete, sign, date and return the enclosed proxy card as soon as possible. We request all shareholders, whether or not they expect to attend the Annual General Meeting in person, to vote their shares. The proxy is revocable at any time prior to its use.

We appreciate your cooperation.

By order of the Board of Directors

Irvin F. Diamond
Chairman of the Board
April 23, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 31, 2012.

The proxy statement and the Company’s 2011 annual report on Form 10-K are available at http://www.amerinst.bm/investorinfo.html

AMERINST INSURANCE GROUP, LTD.

PROXY STATEMENT

ANNUAL GENERAL MEETING

MAY 31, 2012

GENERAL INFORMATION

We have sent you this proxy statement because our Board of Directors (the “Board”) is soliciting your proxy to vote your shares of AmerInst Insurance Group, Ltd. at our upcoming Annual General Meeting for 2012, and at any postponement or adjournment thereof. The Annual General Meeting is to be held at 10:00 a.m., local time, on May 31, 2012 at Newstead Belmont Hills Resort, 27 Harbour Road, Paget, Bermuda.

If your proxy is properly executed and returned in a timely manner, it will be voted at the Annual General Meeting according to the directions you provide. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations. Your shares will also be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You can revoke your proxy at any time before your shares are voted by delivering a written revocation notice or duly executed form of proxy bearing a later date, prior to the Annual General Meeting, to Secretary, AmerInst Insurance Group, Ltd., c/o Cedar Management Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda, or by voting in person at the Annual General Meeting.

Our principal executive offices are located at 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda (telephone 441-295-6015). This Proxy Statement is dated April 23, 2012, and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words “Company,” “we,” “our,” “ours,” and “us” refer to AmerInst Insurance Group, Ltd. and its subsidiaries. References to “AMIG” refer to our predecessor entity, AmerInst Insurance Group, Inc., a Delaware corporation.

SHARES OUTSTANDING AND VOTING RIGHTS

Only shareholders of record at the close of business on April 9, 2012 are entitled to vote at the Annual General Meeting. The only issued and outstanding voting stock of the Company is our common stock, of which 995,253 shares were outstanding on the record date. Each share of common stock is entitled to one vote. We need at least two persons present in person at the Annual General Meeting and representing in person or by proxy at least one-third of the total issued and outstanding voting common shares to hold the Annual General Meeting.

In order to assure the presence of a quorum, we urge you to promptly complete, sign, date and return the enclosed proxy card, whether or not you plan to attend the Annual General Meeting in person.

Each of the matters intended to be presented to the Annual General Meeting and described in this proxy statement requires the affirmative vote of the majority of votes cast thereon. If you are otherwise entitled to vote, your vote may be cast in person or represented by proxy. On the proposal to ratify the appointment of Deloitte & Touche Ltd., you can vote to “abstain.” If you vote to “abstain,” your shares will not be counted in the determination of the common shares voting on such matter, but are counted for quorum purposes. Broker non-votes are also not counted in the vote, but are counted for quorum purposes. If you own shares held of record by another person and want to vote in person, you must obtain a legal proxy from the record holder and bring it to the Annual General Meeting.

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has seven members. Our bye-laws provide that the Board shall have no less than five and no more than nine members. Our bye-laws divide the directors into three classes. The directors in a given class are elected for a term of three years, and the term of each class expires in successive years. Our Board, upon recommendation of our Governance and Nominating Committee, has nominated Thomas B. Lillie, whose term expires this year, to stand again for election to the Board. If elected, Mr. Lillie would have a three-year term expiring at the 2015 Annual General Meeting, or until his successor shall have been duly elected and qualified. Unless you otherwise instruct us, your properly executed proxy will be voted for the election of Mr. Lillie. If any nominee would be unable to serve, the enclosed proxy confers authority to vote in favor of such other person as the Board at the time recommends to serve in place of such nominee.

The board recommends that you vote “FOR” the election of Thomas B. Lillie.

Qualifications of Directors

The following paragraphs provide information (age, all positions held, principal occupation and business experience for the past five years, and names of other publicly-held companies for which he or she serves as a director or has served as a director during the past five years) as of the date of this Proxy Statement about each of the nominees and incumbent directors. While the following paragraphs note certain individual qualifications and skills of our nominees and incumbent directors that contribute to the Board’s effectiveness as a whole, we also believe that all of our nominees and incumbent directors have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareholders. Additionally, there are no family relationships between any of our directors, executive officers, or any person nominated or chosen to become a director or executive officer.

Nominees for Election as Director for a three year term expiring in 2015

Thomas B. Lillie, CPA, CFP™, PFS, age 59, has been a director of the Company since 2007. He is a former Principal and current employee of Lewis & Knopf, P.C., a CPA firm in Flint, Michigan where he has been employed since 1974. His experience includes: audits of non-public companies including a dental insurance company, preparation of audit, reviewed and compiled financial statements, preparation of corporate, partnership, estate, trust and personal income tax returns, accounting for small- to medium-sized businesses, assisting business startups, and consulting with businesses to help them increase their net income, future value and develop business succession plans. He is part of Lewis & Knopf’s estate, trust and personal financial planning practice. He is a member of the American Association of CPA’s, the Michigan Association of CPAs and the Flint Association of Insurance and Financial Advisors. In addition to being a CPA, he is a Certified Financial Planner™ and an AICPA Personal Financial Specialist. He presents on various business & tax topics to local business organizations. We believe Mr. Lillie’s qualifications to sit on our Board include his over 37 years of public accounting experience as well as his previous experience managing a seven-partner accounting firm.

Directors Continuing in Office—term expiring in 2014

Irvin F. Diamond, CPA, age 70, has been a director of the Company since 1999 and its Chairman since 2007 and was a director of AMIG in 1999. He has been a principal in REDW Business & Financial Resources, LLC, a public accounting firm, since 1974, a director of First National Bank of Santa Fe since 2004, and a director of Coopers, Inc., a closely-held apparel retailer, since 1995. He is a former member and Vice President of the AICPA Board of Directors and a former President of the New Mexico Society of Certified Public Accountants. Mr. Diamond is a Certified Financial Planner™, an AICPA Personal Financial Specialist and a Registered Investment Advisor. We believe Mr. Diamond’s qualifications to sit on our Board include his over 40 years of public accounting experience as well as his other board experiences and his long history with the Company.

Jeffry I. Gillman, CPA, age 70, has been a director of the Company since 1999. Mr. Gillman has been actively engaged in public accounting since 1964 and the President of Gillman & Shapiro, P.A., his CPA practice in Stuart, Florida since 1977. He was a former member of the AICPA Professional Liability Insurance Plan Committee, a founding Trustee of the Florida Institute of CPAs Health Benefit Trust and Vice President of the Florida Institute of CPAs. We believe Mr. Gillman’s qualifications to sit on our Board include his over 40 years of public accounting experience as well as his 15 years of professional liability insurance experience.

David R. Klunk, CPA, age 60, has been a director of the Company since June 2008. Mr. Klunk is a partner with Reinsel Kuntz Lesher LLP, a CPA firm in Pennsylvania, since August 2010 when the firm merged with Philip R. Friedman and Associates LLP, a CPA firm in York, Pennsylvania. He was the Managing Partner of Philip R. Friedman and Associates LLP and was employed there since 1974. He is also a member of the AICPA as well as the Pennsylvania Institute of CPAs. Mr. Klunk is a director and board consultant of several non-public companies, in addition to holding offices and chairing committees of local civic, charitable and religious organizations. We believe Mr. Klunk’s qualifications to sit on our Board include his over 30 years of public accounting experience as well as his other board experiences.

Directors Continuing in Office—term expiring in 2013

Stuart H. Grayston, age 71, has been a director and President of the Company since 2002. He was President, Offshore Operations of USA Risk Group from November 2001 until September 2010, and Vice-President and Director of Cedar Management Limited (f/k/a CNA Risk Services Ltd. and successor to USA Risk Group (Bermuda) Ltd.) (“Cedar Management”) from October 2008 until September 2010. He was the founder of Grayston Consulting Services and has been its President since 1993. Mr. Grayston was with Frank B. Hall from 1988 to 1992 as President and CEO of their worldwide Alternative Market Division, which included captive management operations in Bermuda, Vermont and Colorado. Prior to 1988, Mr. Grayston was President of Skandia Insurance Management and Hanna Insurance Management in Bermuda, which merged with a captive insurance management firm in Bermuda that Mr. Grayston established in 1977. We believe Mr. Grayston’s qualifications to sit on our Board include his over 45 years of insurance, reinsurance and captive management experience as well as his experience on numerous boards and chairing industry associations.

Jerome A. Harris, CPA, age 69, has been a director of the Company since 1998 and its Vice Chairman since 2003. He was a director of AMIG from 1995 to 1999, its Secretary and Assistant Treasurer from 1998 to 1999 and its Assistant Secretary and Assistant Treasurer from 1995 through 1998. Mr. Harris also serves as a director of Sun Holdings LLC, which is a holding company for a proprietary trading company and its subsidiaries and affiliates. He has been the Managing Partner of the Harris Consulting Group, LLC and a Partner in the consulting firm The Pivotal Factor, LLC since 2003. He was the Managing Partner of Checkers, Simon & Rosner, LLP, a certified public accounting firm in Chicago, Illinois, from 1978 to 2003. He was Senior Managing Director of American Express Tax and Business Services from 1997 to 2003 and a Partner of Altschuler Melvoin and Glasser, LLP, a certified public accounting firm, from 1999 to 2003. Mr. Harris was a founding and past board member and past member of the Executive Committee of the Accountants Liability Assurance Company, Ltd., former Chairman of the Illinois CPA Society Insurance Liability Task Force, a former member of the governing council of the AICPA and former Vice Chairman, Secretary and Director of the Illinois CPA Society. We believe Mr. Harris’s qualifications to sit on our Board include his over 40 years of public accounting experience as well as his service on numerous advisory boards and his experience as a business owner.

David N. Thompson, age 61, has been a director of the Company since 1998 and its Assistant Secretary since 1999. From 1998 to 1999, he was a director of AMIG. He has been Chairman and Chief Executive Officer of E-Insure Services, Inc., an Internet insurance marketplace, since 1996, and President of Insure Specialists Services, Inc., an insurance consulting firm, since 2004. He also held positions as President and CEO of Millers American Group in 1998 and 1999 and as Senior Vice President—Mergers and Acquisitions at Meadowbrook Insurance Group, Inc., in 1998. Prior to 1998, Mr. Thompson was the Practice Leader of the Alexander and

Alexander Affinity Group, and Chairman, President and Chief Executive Officer of Crum & Forster Managers Group, an underwriter of property and casualty insurance and the predecessor to Coregis Insurance Company. He is also an inactive CPA. We believe Mr. Thompson’s qualifications to sit on our Board include his significant insurance experience as well as his experience as a business owner.

Non-Director Executive Officers

Thomas R. McMahon, FCA, age 49, has been the Treasurer and Chief Financial Officer of the Company since July 2008. Mr. McMahon has been the President, a director and a shareholder of Cedar Management, the Company’s management company, since 2005, and was the Chief Operating Officer of CNA Risk Services Ltd. from 1994 through 2005. Cedar Management offers management services for agencies, associations and insureds wishing to form and operate a captive insurance company. Since his arrival in Bermuda in 1988, Mr. McMahon has been engaged in various aspects of the captive insurance industry from public auditing with PricewaterhouseCoopers to the establishment and management of captive insurance companies. Mr. McMahon graduated with honors with a Bachelors of Commerce degree from the University College Galway, Ireland and is a Fellow of the Institute of Chartered Accountants in Ireland.

F. Kyle Nieman III, age 52, has been the President and Chief Executive Officer of AmerInst Professional Services, Limited (“APSL”), a Delaware corporation and wholly-owned subsidiary of AmerInst Mezco, Ltd., which is a wholly-owned subsidiary of the Company, since November 2009. Mr. Nieman was Vice-President of Underwriting for CNA Financial Corporation from 1994 through 2006, Senior Vice-President of CNA Financial Corporation from 2006 through 2008 and an independent contractor for APSL during 2009. Mr. Nieman holds a Bachelors of Science degree from Indiana University and a Masters of Business Administration from the Illinois Institute of Technology.

Directors

The following is a list of our directors:

Name	Age	Position(s)
Irvin F. Diamond	70	Chairman of the Board
Jeffry I. Gillman	70	Director
Stuart H. Grayston	71	Director and President
Jerome A. Harris	69	Vice-Chairman of the Board
David R. Klunk	60	Director
Thomas B. Lillie	59	Director
David N. Thompson	61	Director and Assistant Secretary

Director Compensation

Our full Board sets the compensation for the directors of the Company. The Board generally considers whether any change from the prior year’s compensation is appropriate to account for inflation or other factors the Board may deem appropriate. Currently, the directors are paid an annual retainer of $20,000. Of this amount, $10,000 is paid in the common shares of the Company.

In addition to the annual retainer, the directors are also paid $700 per half-day for each Board meeting and $175 per hour for each committee meeting attended during the calendar year. Directors are entitled to receive compensation and reimbursement for expenses incurred in attending board or committee meetings or when otherwise acting on our behalf. The Chairman of the Board, as well as the chairman of the Audit Committee, receive an additional annual retainer of $10,000. The chairmen of all other committees, except for the Business Development Committee, receive an additional annual retainer of $5,000.

The following table discloses the compensation received by each of our directors in 2011:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		All Other Compensation ($)		Total ($)
Jerome A. Harris	$65,250	$10,000	(1)	$20,412	(2)	$95,662
Irvin F. Diamond	$48,350	$10,000	(1)	$33,173	(3)	$91,523
David R. Klunk	$40,375	$10,000	(1)	$4,302	(4)	$54,677
David N. Thompson	$67,588	$10,000	(1)	$18,814	(5)	$96,402
Jeffry I. Gillman	$46,513	$10,000	(1)	$5,242	(4)	$61,755
Thomas B. Lillie	$40,725	$10,000	(1)	$5,898	(6)	$56,623

(1)	As part of their retainer fee for service on the Board from the June 2011 until the 2012 Annual General Meeting, the directors were awarded grants of stock with a grant date fair value of $10,000 computed in accordance with FASB ASC Topic 718.
(2)	This amount includes dividends in the amount of $5,712 and $14,700 for work done for APSL.
(3)	This amount includes dividends in the amount of $11,823and $21,350 for work done for APSL.
(4)	This amount includes dividends.
(5)	This amount includes dividends in the amount of $4,114 and $14,700 for work done for APSL.
(6)	This amount includes dividends in the amount of $1,785 paid on shares owned of record by Lewis & Knopf, P.C., of which Mr. Lillie is a director, and dividends in the amount of $4,113 paid on shares of which the Thomas B. Lillie Trust is the record owner. Mr. Lillie is the sole trustee of the Thomas B. Lillie Trust.

Board Leadership Structure

Our Board is lead by a Chairman. At present, the positions of President (our principal executive officer) and Chairman are held by different persons. The Board does not have a formal policy as to whether the roles of Chairman and President should be separate. At this time, the Board has determined that separating these roles and having an independent director serve as Chairman of the Board is in the best interests of the Company and its shareholders. The President supervises and administers all of the general business and affairs of the Company and the Chairman sets the agenda for and presides over meetings of the Board. The Board believes that this structure helps to separate the role of the Chairman in managing the Board, which serves in an oversight capacity, from the responsibilities of the President in managing the day-to-day operations of the Company.

Risk Management

The Board believes that risk management is an important component of our corporate strategy. Although the full Board has responsibility for the general oversight of risks, it primarily conducts its risk oversight function through committees, including the Audit Committee and the Governance and Nominating Committee, as well as other committees. The Board is regularly informed through committee reports about our risks and discusses and reviews with management major policies with respect to risk assessment and risk management. Finally, the Board believes the separated roles of Chairman and President (our principal executive officer) assists us in our ability to implement major policies addressing our risks.

Independent Directors

Our Board has determined that Messrs. Diamond, Gillman, Harris, Klunk and Lillie are independent members of our Board under the Nasdaq Marketplace Rules. There were no transactions, relationships or arrangements considered by the Board of Directors in determining the independence of the foregoing directors which were not disclosed pursuant to Item 404(a) of Regulation S-K.

Meetings and Committees of the Board

There were seven standing committees of the Board during 2011, constituted as follows:

Committee	Members
Audit Committee	Messrs. Gillman (chair), Lillie and Klunk
Business Development Committee	Messrs. Diamond (chair), Grayston, Harris and Thompson
Finance Committee	Messrs. Klunk (chair), Grayston and Harris
Investment Committee	Messrs. Lillie (chair) and Thompson
Governance and Nominating Committee	Messrs. Harris (chair), Thompson and Gillman
Strategic Planning Committee	Messrs. Grayston (chair), Diamond, Harris and Thompson
Underwriting, Actuarial and Reinsurance Committee	Messrs. Thompson (chair), Grayston and Harris

The seven standing committees, have and may exercise the full power of the Board on matters within the scope of the respective committee’s functions, including: the annual audit of our financial statements; review and approval of our fiscal year budget; our investment activity and consideration of various opportunities and options available to us; consideration of nominees to the Board; coordination of press releases and other communications with the public; ownership, transfer or redemption of our common shares; and the review and negotiation of reinsurance contracts.

Because none of our executive officers now receive, nor have historically received, compensation from us for their position as an officer of the Company, we do not have a compensation committee. Our President, Mr. Grayston, continues not to receive compensation for his position as President, but began receiving compensation in September 2010 for his position as a Director of the Company, after his retirement from USA Risk Group and Cedar Management. Our Board collectively participates in the consideration of compensation paid to our executive officers and directors, including compensation for service as a member or chair of a Board committee, which is set by the Board based on factors the Board deems relevant in making such determinations. All directors have a role in determining or recommending executive or director compensation. No executive officer is involved in the determination of executive compensation nor do we engage compensation consultants. Our Board has determined that Messrs. Diamond, Gillman, Harris, Klunk and Lillie would qualify as independent under applicable rules for compensation committees.

The Board held a total of four meetings during 2011. All directors attended three meetings and three directors attended one meeting. All directors attended all meetings held by each committee of the Board on which such directors served. During 2011, the Audit Committee met six times, the Finance Committee met five times, the Investment Committee met eight times, the Governance and Nominating Committee met four times, the Strategic Planning Committee met four times, the Underwriting, Actuarial, and Reinsurance Committee met seven times and the Business Development Committee did not meet.

The Board has adopted a written charter for the Audit Committee which is available at http://www.amerinst.bm/Download/CorporateDocuments/Audit_Committee_Charter.pdf. The Audit Committee has the authority to consider the qualifications of our independent auditors and make recommendations to the Board as to their suitability for recommendation to the shareholders for appointment; approve any material, non-audit services to be rendered by such independent auditors; and review and resolve any differences of opinion between such independent auditors and management concerning our financial statements. The Audit Committee’s functions include selecting our independent auditors; reviewing the arrangements for, and scope of, the independent auditors’ examination; meeting with the independent auditors and certain of our officers to review the adequacy and appropriateness of our system of internal controls and reporting, our critical accounting policies, and our public financial disclosures; ensuring compliance with our code of ethics; and performing any other duties or functions deemed appropriate by the Board. Messrs. Gillman, Lillie and Klunk are currently the members of the Audit Committee. Our Board has determined that all of the members of the Audit Committee satisfy the independence requirements for audit committee members under the Nasdaq Marketplace Rules and that each member of the Audit Committee qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

We do not have a formal policy regarding attendance by members of our Board at the annual general meetings, although we strongly encourage our directors to attend such meetings. All of our directors attended the 2011 Annual General Meeting.

Board Member Nominations

The Governance and Nominating Committee operates under a written charter, which is available at http://www.amerinst.bm/Download/CorporateDocuments/AIGGovCtr.pdf.

The Governance and Nominating Committee reviews and makes recommendations to the full Board regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes, and personal and professional backgrounds needed by the Board, consistent with applicable Nasdaq Marketplace Rules. The Governance and Nominating Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareholders. The Governance and Nominating Committee endeavors to have a Board of which all the members have experience in the accounting profession and a background in the business of professional liability insurance or similar areas. The Governance and Nominating committee will consider, when appropriate, other criteria useful to the Company’s current and prospective businesses in the nomination process. The Governance and Nominating Committee does not have a formal policy on diversity.

If you are a shareholder entitled to vote at our Annual General Meetings, you may nominate one or more persons for election as a director at the Annual General Meeting. The Governance and Nominating Committee will consider recommendations for nominees for directorships submitted by shareholders and will apply the same evaluation to such recommendations submitted by a shareholder as recommendations submitted by any other person or entity. Shareholders who wish the Governance and Nominating Committee to consider their recommendations for nominees for director should submit their recommendations in writing to the Governance and Nominating Committee in care of the Secretary of the Company at the Company’s principal executive offices, in the manner described in the section below entitled “Shareholder Proposals for the 2013 Annual General Meeting.” Our Board has determined that all of the members of the Governance and Nominating committee are independent as determined under the Nasdaq Marketplace Rules.

Shareholder Communications with the Board of Directors

Any shareholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with either the Company’s independent directors or the full Board. Shareholder Relations will receive all such communications on behalf of the non-employee directors and the full Board. Communications may be confidential or anonymous, and may be submitted in writing to Shareholder Relations, AmerInst Insurance Group, Ltd., c/o Cedar Management Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda. All written communications will be received and processed by the Secretary of the Company and all substantive communications will be referred to Shareholder Relations. All such communications will be reviewed and, if necessary, investigated and/or addressed by Shareholder Relations and the status of such communications will be reported to the non-employee directors or the full Board on a quarterly basis.

Report of the Audit Committee

The report of the Audit Committee is as follows:

TO OUR FELLOW SHAREHOLDERS:

Management has primary responsibility for the integrity of our financial information. Deloitte & Touche Ltd. has audited our financial statements in accordance with generally accepted auditing standards and expressed an opinion on our financial statements based on those audits. Your Audit Committee is responsible for overseeing the conduct of these activities by management and Deloitte & Touche Ltd.

As part of our responsibility, the Audit Committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche Ltd. The Audit Committee has also discussed with Deloitte & Touche Ltd. the matters required to be discussed by statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche Ltd. required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche Ltd.’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche Ltd. that firm’s independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the U.S. Securities and Exchange Commission.

By the Audit Committee:

Dated March 20, 2012

Jeffry I. Gillman, Chairman

Thomas B. Lillie

David R. Klunk

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended (collectively, the “Acts”), and shall not otherwise be deemed filed under the Acts.

Executive Officers

All of our executive officer positions, except for the President and Chief Executive Officer of APSL and the Treasurer and Chief Financial Officer of the Company, are filled by directors of the Company or its affiliates without any salary or other compensation. We have a management agreement with Cedar Management, pursuant to which Cedar Management has agreed to provide management services to us. This agreement is described under “Other Matters-Certain Relationships and Related Transactions.” Stuart Grayston, our President, was a director and officer of Cedar Management until September 2010, and Thomas R. McMahon, our Treasurer and Chief Financial Officer, is an officer, director and employee of Cedar Management. Both Mr. Grayston and Mr. McMahon are residents of Bermuda. Mr. McMahon is not separately compensated by us for serving as one of our executive officers.

The following is a list of our executive officers:

Name	Age	Position(s)
Stuart H. Grayston	71	Director and President
Thomas R. McMahon	49	Treasurer and Chief Financial Officer
David N. Thompson	61	Director and Assistant Secretary
F. Kyle Nieman III	52	President and Chief Executive Officer of APSL

The following summary compensation table shows the compensation paid to or received or deferred by Mr. F. Kyle Nieman III and Mr. Stuart H. Grayston for services in all capacities during 2010 and 2011. Mr. Nieman is the sole executive officer compensated directly by the Company in his capacity as an executive officer. Mr. Grayston is also included in the summary compensation table because of his role as our President (Principal Executive Officer). As explained above under the section captioned “Item 1—Election of Directors—Director Compensation,” Mr. Grayston is not compensated as our President, but he does receive compensation from the Company for service on the Board as one of our directors.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)		(f)		(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Stuart H. Grayston	2011	$—	$—	$10,000	(1)(5)	$—		$37,103	(2)(5)	$47,103
President and Director	2010	—	—	3,760	(3)(5)	—		26,394	(4)(5)	30,154

F. Kyle Nieman, III	2011	$250,000	$—	$—		$—	(6)	$—		$250,000
President and CEO of ASPL	2010	250,000	—	—		—	(6)	—		250,000

(1)	As part of Mr. Grayston’s retainer fee for service on the Board from the June 2011 until the 2012 Annual General Meeting, he was awarded grants of stock with a grant date fair value of $10,000 computed in accordance with FASB ASC Topic 718.
(2)	This amount includes Director Fees earned or paid in cash in the amount of $36,700 and dividends in the amount of $403.
(3)	As part of Mr. Grayston’s retainer fee for service on the Board from the September 2010 until the 2011 Annual General Meeting, he was awarded grants of stock with a grant date fair value of $3,760 computed in accordance with FASB ASC Topic 718.
(4)	This amount includes Director Fees earned or paid in cash in the amount of $26,350 and dividends in the amount of $44.
(5)	The Director Fees earned or paid in cash to Mr. Grayston during 2011 and 2010 represent remuneration for his service as a director of the Company and his service on certain committees of the board of directors of the Company. Mr. Grayson does not receive compensation as the President of the Company.
(6)	Represents the fair market value of phantom shares issued pursuant to Mr. Nieman’s Employment Agreement which is described in further detail in the section captioned “Executive Employment Agreements” below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

(a)	(c)		(e)
Name	Number of Phantom Shares That Have Not Vested (#)		Fair Market Value of Phantom Shares That Have Not Vested ($)
F. Kyle Nieman, III
2010 Phantom Share Award	38,443		$0
2011 Phantom Share Award	993		$0

Total	39,436	(1)	$0	(2)

(1)	Reflects phantom shares issued to Mr. Nieman pursuant to his Employment Agreement which will vest on January 1, 2015 or at an earlier date upon the occurrence of certain triggering events as more fully detailed in the section captioned “Executive Employment Agreements” below.
(2)

Determined by subtracting $1,500,000 from the product of (i) the number of phantom shares and (ii) the current fair market value of the Company’s common stock. Mr. Nieman’s phantom share account currently has no value based on the fair market value of the Company’s common stock.

Executive Employment Agreements

The following is a summary of the terms of the employment agreements or arrangements between the Company and our named executive officers.

Stuart H. Grayston

Mr. Grayston serves as our President but is not compensated for his services as such. Mr. Grayston does receive compensation from the Company for service on the Board as one of directors in the manner described above under the section captioned “Item 1—Election of Directors—Director Compensation”.

F. Kyle Nieman, III

On November 24, 2009, APSL entered into an employment agreement (the “Employment Agreement”) with F. Kyle Nieman III with an initial term ending December 31, 2011 (with automatic one-year renewals) pursuant to which Mr. Nieman will serve as President and Chief Executive Officer of APSL. The material terms of the Employment Agreement include the following:

•

Mr. Nieman’s annual base salary during the initial term of the Employment Agreement will be no less than $250,000. He will be eligible to receive annual bonuses calculated as a percentage of annual salary based on meeting or exceeding certain revenue and operating income targets for APSL as described in the table below:

APSL Gross Commission Revenue ($ in thousands):	Bonus Percentage
<$2,564	0%
$3,205	25%
$3,846	50%
$4,487	75%
$5,128	100%

APSL Net Income before taxes, intercompany charges, bonus calculations and other incentive compensation ($ in thousands):	Bonus Percentage:
$ 0	0%
$ 215	25%
$ 642	50%
$1,069	75%
$1,496	100%

Bonus components will be determined separately by revenue and operating income, subject to interpolation should actual revenue and operating income fall within the specified ranges. Mr. Nieman’s bonus will be calculated as the arithmetic mean of the two bonus components multiplied by his salary, but in no event may his bonus exceed 100% of his salary;

•	Mr. Nieman will be entitled to full participation in all benefits plans and programs for which APSL’s senior officers are or shall become eligible;

•

After the first full calendar year of operations and contingent upon Mr. Nieman qualifying for a bonus, Mr. Nieman will be eligible to receive options to purchase shares of Company common stock (“Common Stock”) over a five-year period at the current value of the Common Stock as of the date each option is granted;

•

On January 1, 2010, APSL created an account on behalf of Mr. Nieman comprised of approximately 37,509 phantom shares of Common Stock (calculated as $1,500,000 divided by $39.99, the then-current value of a share of Common Stock at December 31, 2009). The phantom shares are eligible for phantom dividends at the same rate paid on regular shares of Common Stock. The phantom dividends may be used only to purchase additional phantom shares. The purchase price of the phantom shares will be the then-current value of the Common Stock. As of December 31, 2011, Mr. Nieman’s account consisted of approximately 39,436 phantom shares. Mr. Nieman’s interest in the phantom shares initially deposited in the account and any shares purchased with phantom dividends prior to January 1, 2015 will vest on January 1, 2015. However, such phantom shares will vest immediately if (i) the Employment Agreement is terminated by APSL at the end of the initial term or any renewal thereof, (ii) Mr. Nieman is terminated by APSL other than for cause, (iii) there is a material diminishment by APSL of Mr. Nieman’s duties as President and Chief Executive Officer of APSL, (iv) there is a significant reduction by APSL of Mr. Nieman’s annual compensation or benefits, or (v) there is a change-of-control of APSL other than a transaction between the Company and any of its affiliates or subsidiaries. Any phantom shares purchased with phantom dividends on or after January 1, 2015 will vest immediately. The proceeds of the phantom shares less the initial value of $1,500,000 are to be paid in cash to Mr. Nieman at age 65, if retired, or within 60 days in the event of his death or permanent disability. If Mr. Nieman is terminated other than for cause, the value of the phantom shares, less the initial value of $1,500,000, is to be paid in cash at termination. If Mr. Nieman resigns or is terminated for cause, the value of the phantom shares, if vested, less the initial value of $1,500,000, is to be paid in cash in five equal annual installments on the anniversaries of the date of termination or resignation. If there is a change in control of APSL, other than a transaction between the Company and any of its affiliates or subsidiaries, Mr. Nieman will have the right to receive the proceeds immediately. In the event of a sale or merger of the Company, for each share of phantom stock held, Mr. Nieman will be paid the per share value used in the sale or the merger, less the initial account value of $1,500,000.

•

If APSL terminates Mr. Nieman other than for “cause,” he is entitled to receive six months of his annual compensation, less all applicable and usual deductions. However, if revenue goals for the annual period preceding termination are met, Mr. Nieman is entitled to receive one year’s annual compensation, less all applicable and usual deductions;

•

If Mr. Nieman terminates his employment with APSL, APSL will have no further obligations to Mr. Nieman including, with respect to the payment of annual compensation, benefits or any other sums other than as described in the paragraph above. However, Mr. Nieman shall be entitled to sums imposed by the terms of any plans under which he was receiving any benefits, or as otherwise provided by law, and the vested portion of his phantom shares. The proceeds of any phantom shares will be paid to him in five equal annual installments, the first of which would be paid 30 days after the effective date of the termination;

•	If Mr. Nieman terminates his employment because APSL materially diminishes his duties as President and Chief Executive Officer of APSL or significantly reduces his annual compensation or benefits,

Mr. Nieman would be entitled to all rights and benefits under the terms of this Employment Agreement as if he were terminated other than for “cause”; and

•

If Mr. Nieman terminates his employment with APSL under circumstances other than those where APSL has materially diminished his duties, during the 24-month time period immediately following such termination, Mr. Nieman may not work in the State of Illinois in a managerial or executive capacity for any insurance business that is or could be a competitor of APSL. In addition, during that same 24-month time period, Mr. Nieman may not solicit any then-current employees of APSL to work for any insurance business by which he is then employed or in which he otherwise holds an ownership interest.

ITEM 2—APPOINTMENT OF AUDITOR

Subject to your ratification, the audit committee of our Board of Directors has selected the accounting firm of Deloitte & Touche Ltd. to serve as our independent auditor for 2012. Deloitte & Touche Ltd. has been our independent auditor since 1999.

Audit Fees and Non-Audit Fees

The following table summarizes the fees billed to us by Deloitte & Touche Ltd. for audit and other services for the periods indicated.

	2011	2010
Audit Fees	$136,230	$136,230
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$136,230	$136,230

In 2011 and 2010, audit services consisted of the audit of our annual consolidated financial statements and the review of our quarterly financial statements.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent auditor on a case-by-case basis. In making such determinations, the audit committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Representatives of Deloitte & Touche Ltd. are expected to attend the Annual General Meeting and will be available to respond to appropriate questions and to make a statement if they desire to do so.”

The Board recommends that you vote “FOR” ratification of the appointment of

Deloitte & Touche Ltd. as independent auditor for 2012.

OTHER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of April 1, 2012, with respect to beneficial ownership of our common shares by each person who, to our knowledge, is a holder of more than 5% of our common shares and each of our directors, director nominees and officers and all directors and officers as a group.

Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise noted, all information in the table and the accompanying footnotes is given as of April 1, 2012, and has been supplied by each of the persons included in the table.

Name and Address of Beneficial Owner(1)	Number of Common Shares Beneficially Owned	Percent of Common Shares Beneficially Owned
Jerome A. Harris, CPA(2)	6,212	*
Irvin F. Diamond, CPA(2)	12,712	1.3%
David R. Klunk, CPA(2)	4,712	*
David N. Thompson(3)	4,512	*
Jeffry I. Gillman, CPA(2)	5,712	*
Stuart Grayston(3)	764	*
Thomas B. Lillie, CPA(2)(4)	6,410	*
Thomas R. McMahon, FCA(5)	—	—
F. Kyle Nieman III(5)	—	—
AmerInst Investment Company, Ltd.(6)	311,633	31.3%
All Directors and Officers as a Group (9 Persons)	41,034	4.1%

*	Represents less than 1% of our outstanding common stock.
(1)	The address of each such person is c/o Cedar Management Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda.
(2)	A director.
(3)	An executive officer and a director.
(4)	Lewis & Knopf, P.C., of which Mr. Lillie is a director, is the record and beneficial owner of 1,899 of the common shares shown and has sole voting and investment power with respect to those common shares. The remaining 4,511 shares are held by the Thomas B. Lillie Trust, of which Mr. Lillie is the sole trustee, and has sole voting and investment power with respect to those common shares.
(5)	An executive officer.
(6)	AmerInst Investment Company, Ltd. is a wholly-owned indirect subsidiary of the Company. Under Bermuda law, AmerInst Investment Company, Ltd. is entitled to vote the common shares held by it. AmerInst Investment Company, Ltd. has indicated that it intends to vote the common shares held by it for the board’s nominee for director, and for the appointment of Deloitte & Touche Ltd.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of our common shares, to file reports of ownership with the SEC. They also are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of these reports received by us during 2011 and any written representations from reporting persons, we believe that during 2011 each required Section 16(a) report during 2011 was filed on time.

Certain Relationships and Related Persons Transactions

We recognize that transitions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our and our shareholders’ best interests. Therefore, as a general matter, it is our preference to avoid these types of transactions. Nevertheless, we recognize that there are situations where these types of transactions may be in, or may not be inconsistent with, our best interests. Therefore, our ethics policy prohibits us from entering into these types of transactions, except those approved or ratified by the Board of Directors. The Board of Directors has adopted a Code of Ethics applicable to our President and our financial and accounting officers, which may be viewed at our website, http://www.amerinst.bm/Download/CorporateDocuments/Code_of_Business_Conduct_and_Ethics.pdf. Our Code of Ethics is designed to comply with Securities and Exchange Commission requirements. We will disclose any amendments to, or waivers from, the Code of Ethics on our website within four business days of such determination. The Company does not have any formal policy in writing separately addressing transactions reported under Item 404(a) of the SEC’s Regulation S-K. The only transaction during 2011 reportable under Item 404(a) was the payment for management services to Cedar Management. This payment was made pursuant to the Company’s management agreement with Cedar Management, which was approved at the time it was originally entered into and at the time of each subsequent amendment by all of the Company’s directors not affiliated with Cedar Management. Any amendments, new management agreements or other payments to Cedar Management will be subject to the same approval process.

Cedar Management provides management services to us pursuant to a management agreement. We paid Cedar Management $320,000 pursuant to this agreement during 2011. Mr. Grayston, a director and President of the Company, was the Vice President of Cedar Management until September 2010 at which time he retired. Mr. McMahon, Treasurer and Chief Financial Officer of the Company, is President and shareholder of Cedar Management. The approximate dollar value of Mr. McMahon’s interest in the foregoing transaction, without regard to profits or losses, was $51,200.

Annual Report to Shareholders

We have mailed this proxy statement to each shareholder entitled to vote at the Annual General Meeting. A copy of our 2011 annual report accompanies this proxy statement. Included in the 2011 annual report are our consolidated financial statements for the fiscal year ended December 31, 2011. You may obtain, at no charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011 by contacting the Shareholder Services Division in writing at P.O. Box 1601, Hamilton, HM GX, Bermuda; by phone at 800-422-8141; or via the Internet at www.AmerInst.bm/proxy-statements.htm. As required by Section 84 of the Bermuda Companies Act, our consolidated financial statements, including the auditor’s report, will be laid before the Annual General Meeting, but no shareholder action will be required concerning those statements.

Solicitation of Proxy

We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of your proxy. We have engaged Broadridge Financial Solutions, Inc. to assist us in the tabulation of proxies, for which we will pay a fee of approximately $2,000. Our directors, officers and employees and Cedar Management, our management company, none of whom will receive any additional compensation for soliciting, may solicit your proxy by telephone or other means of communication. We will reimburse brokers and other nominees for costs they incur mailing proxy materials.

Shareholder Proposals for the 2013 Annual General Meeting

Shareholder proposals that are to be included in the Proxy Statement for the 2013 Annual General Meeting must be received by December 25, 2012. Shareholder proposals for the 2013 Annual General Meeting that are not intended to be included in the Proxy Statement for that meeting must be received by March 9, 2013, or the

Board of Directors can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to Secretary, AmerInst Insurance Group, Ltd., c/o Cedar Management Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda.

By order of the Board of Directors

IRVIN F. DIAMOND

Chairman of the Board

AmerInst Insurance Group, Ltd.

AMERINST INSURANCE GROUP, LTD. P.O. BOX HM 1601 HAMILTON HM GX, BERMUDA	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

      TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44718-P22662 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERINST INSURANCE GROUP, LTD.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the director(s) listed below:
		☐	☐	☐
1.	Election of Director(s)
Nominee(s)
01)	Thomas B. Little
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche Ltd. as AmerInst Insurance Group, Ltd.’s independent auditors for the fiscal year ending December 31, 2012.						☐	☐	☐

NOTE: THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTIONS ARE GIVEN ON THE PROXY THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND AS DETERMINED BY THE PROXIES ON ANY MATTER WHICH MAY PROPERLY BE BROUGHT AT THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M44719-P22662

REVOCABLE PROXY AMERINST INSURANCE GROUP, LTD. This proxy is solicited on behalf of the Board of Directors for the Annual General Meeting to be held on May 31, 2012.

Irvin F. Diamond and Jerome A. Harris, or either of them, are designated as proxies, with full power of substitution, to vote all the Common Shares of AmerInst Insurance Group, Ltd. (the “Company”) which the undersigned may be entitled to vote at the Annual General Meeting to be held on May 31, 2012, or at any adjournment thereof, as specified on the reverse side of this card.

The Company’s directors recommend a vote FOR the election of the director nominee(s) listed and a vote FOR the appointment of Deloitte & Touche LLP as the Company’s independent auditors. The proxies shall vote as specified, but if no choice is specified the proxies shall vote in accordance with the recommendations of the Company’s directors. If other business is presented at the Annual General Meeting, this proxy shall be voted in accordance with the judgment of the proxies on those matters.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE POSTAGE-PAID ENVELOPE

Continued and to be signed on reverse side